Exhibit 99.1
April 18, 2016

Fellow shareholders,

We are off to a great start in 2016, expanding the Netflix service to 130 new countries in January and finishing Q1 with over 81 million members on the strength of our fast growing slate of original content. Since 2010, we have offered unlimited streaming for $7.99 per month in the US, and we hope to maintain this affordable entry-price for a long time. As we’ve made vast improvements in our service and content, consumers see even more value and our membership grows. Q1 was no exception and our summary results are below.

(in millions except per share data and Streaming Content Obligations)	Q1 '15	Q2 '15	Q3 '15	Q4 '15	Q1 '16	Q2 '16 Forecast
Total Streaming:
Revenue	$1,400	$1,481	$1,581	$1,672	$1,813	$1,964
Contribution Profit	$247	$248	$277	$270	$309	$323
Contribution Margin	17.7%	16.7%	17.5%	16.2%	17.0%	16.4%
Paid Memberships	59.62	62.71	66.02	70.84	77.71	80.71
Total Memberships	62.27	65.55	69.17	74.76	81.50	84.00
Net Additions	4.88	3.28	3.62	5.59	6.74	2.50

US Streaming:
Revenue	$985	$1,026	$1,064	$1,106	$1,161	$1,210
Contribution Profit	$312	$340	$344	$379	$413	$403
Contribution Margin	31.7%	33.1%	32.4%	34.3%	35.5%	33.3%
Paid Memberships	40.32	41.06	42.07	43.40	45.71	46.41
Total Memberships	41.40	42.30	43.18	44.74	46.97	47.47
Net Additions	2.28	0.90	0.88	1.56	2.23	0.50

International Streaming:
Revenue	$415	$455	$517	$566	$652	$754
Contribution Profit (Loss)	$(65)	$(92)	$(68)	$(109)	$(104)	$(80)
Contribution Margin	-15.6%	-20.2%	-13.1%	-19.2%	-16.0%	-10.6%
Paid Memberships	19.30	21.65	23.95	27.44	31.99	34.29
Total Memberships	20.88	23.25	25.99	30.02	34.53	36.53
Net Additions	2.60	2.37	2.74	4.04	4.51	2.00

Total (including DVD):
Operating Income	$97	$75	$74	$60	$49	$47
Operating Margin	6.2%	4.6%	4.2%	3.3%	2.5%	2.2%
Net Income*	$24	$26	$29	$43	$28	$9
EPS*	$0.05	$0.06	$0.07	$0.10	$0.06	$0.02

Free Cash Flow	$(163)	$(229)	$(252)	$(276)	$(261)
EBITDA	$140	$119	$123	$111	$107
Shares (FD)*	433.8	436.1	437.6	438.3	438.0
Streaming Content Obligations** ($B)	9.8	10.1	10.4	10.9	12.3
* EPS and shares adjusted for 7-for-1 stock split. Q4'15 Net Income/EPS includes a $13m / $0.03 benefit from a tax accrual release related to resolution of tax audits.
**Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q1 Results

Net additions in Q1 ‘16 amounted to a record 6.74 million, surpassing our prior high water mark of 5.59 million in Q4 ‘15 and against 4.88 million in the year-ago period. Of our 81.5 million members, 42% are now outside of the US. Operating income was $49 million vs. $97 million in the year ago quarter, as we continue to invest in international markets.

Performance in the quarter benefited from the launch of several series, including Making a Murderer (a late December debut), Fuller House (February), House of Cards Season 4 (March) and Daredevil Season 2 (March), complemented by a diverse mix of new films, documentaries, series and kids shows available globally.

In the US, we added 2.23 million members in Q1, against 2.28 million a year ago, and 2.25 two years ago. Our forecast for the quarter was low (at 1.75 million) because we underestimated the positive acquisition impact of our major original content debuts.

US revenue rose 18% year-over-year, reflecting 14% growth in average paid memberships and a 3% increase in ARPU. US contribution profit totaled $413 million, or a 35.5% margin, compared to 31.7% a year ago.

International revenue increased 57% year-over-year, including the negative impact of currency (-$82 million on a y/y basis). Excluding F/X, international ARPU rose 7% year-over-year. Our Q1 international contribution loss of $104 million came in better than forecast due to the timing of content spend.

Our established markets around the world are all growing, and in early Q1 we added 130 more countries. By expanding broadly at once, we are learning more quickly about how best to please consumers across a wide variety of cultures and markets. In most of these markets, so far, Netflix is offered only in English and payment methods are limited primarily to international credit cards. In the coming quarters, we will add more local languages, content, payment options and customer support.

We are pleased Netflix is finding acceptance around the world. Consumers worldwide are delighted to be able to enjoy our original and exclusive series and films instantaneously. We have lots of work to do to make Netflix more relevant market by market, but the opportunity is amazing.
Q2 Forecast

As a reminder, the guidance we provide is our actual internal forecast at the time we report. For the second quarter, we expect to add 2.5 million members with 0.5 million in the US and 2.0 million internationally (versus prior year 2.4 million).

In the US, our Q2 net adds forecast of 0.5 million is in-line with prior years (0.5, 0.6, 0.6, and 0.9 million from 2012-2015), taking into account a modest impact from the beginning of un-grandfathering.

Our international forecast for fewer net adds than prior year is due to a tough comparison against the Australia/New Zealand launch. The ANZ growth spike in Q2 last year resulted in international Q2 net adds more than doubling year over year (from 1.12 million to 2.37 million). While ANZ is growing steadily this Q2, it is less than the launch spike last year. Ex-ANZ, international net adds would be forecast up this quarter. International net adds are down sequentially both due to standard seasonality and our launch in 130 countries at very beginning of Q1 (so Q1 captured the initial surge of sign-ups).

2

In the US, we are forecasting flat Y/Y contribution margin in Q2, due to a large slate of content releases and associated marketing. We expect strong y/y margin growth to resume in Q3 and we remain on track to achieve our 40% US contribution margin target by 2020.

We expect Q2 international contribution loss to improve sequentially primarily due to recent favorable currency movements. We anticipate that international contribution losses in the second half of 2016 will be similar to the first half, as ongoing investments offset improved profitability in our more mature markets.

On China, we are continuing discussions but have no material update on our approach or timing. Whatever we do will have only a modest financial effect in the near term.

With respect to un-grandfathering, currently, more than half of our US members pay only $7.99 or $8.99 for our $9.99 HD 2-screen plan. We will phase out this grandfathering gradually over the remainder of 2016, with our longest-tenured members getting the longest benefit. To reinforce brand trust, we won’t change anyone’s price without their acknowledgement of the new price in their member experience, where they will see a dialogue box about their options. Members can choose our $7.99 SD 1-screen plan, our $9.99 HD 2-screen plan or our $11.99 UHD 4-screen plan. We are rolling this out slowly over the year, rather than mostly in May, so we can learn as we go. Most of our grandfathered members are in the US, but we’ll take the same approach internationally.

We expect only modestly increased churn from un-grandfathering, partially because these members have been with us for a reasonable period already, and because our content continues to improve. The increase in ARPU will allow us to invest more in content next year, and we are taking up our expected spend from about $5B in 2016 to over $6B on a P&L basis in 2017 (more on a cash basis).
Content

In Q1, we had our most ambitious slate of content releases to date. Since the February 19th premiere of Judd Apatow's Love, we have debuted at least one new show or feature film every single week of the quarter. This includes five new seasons of original series as well as several original feature films, documentaries, kids shows and stand-up specials. We launched the second season of Marvel’s Daredevil and the fourth season of House of Cards to strong critical reviews1.

In addition to stepping up the pace, we’re also broadening our programming to appeal to a large global membership base with diverse tastes. We expanded into the multi-camera sitcom format in Q1 with Fuller House, a family comedy that met with overwhelmingly positive viewer reception2. Fuller House, and the late Q4 release of true crime documentary Making a Murderer, are excellent examples of how Netflix is breaking through the cultural zeitgeist and how our portfolio of original content continues to be a great driver of membership growth for Netflix.

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1http://www.rottentomatoes.com/tv/house-of-cards/s04/
2http://www.broadcastingcable.com/news/programming/fuller-house-dominates-streaming-tv-twitter-reactions/154345

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We are maintaining a fast pace of content launches in Q2, starting with the recently released sitcom The Ranch, starring Ashton Kutcher. We’ll launch seven new seasons of original series, including Unbreakable Kimmy Schmidt, Bloodline, Grace and Frankie and Orange is the New Black. We will also premiere the original films The Do-Over, Adam Sandler’s second film for Netflix, Special Correspondents3 featuring Ricky Gervais and Eric Bana, The Fundamentals of Caring, starring Paul Rudd and Braham Naman from the maverick Indian director Q.

Q2 will also mark our initial foray into the talk show genre with Chelsea, starring Chelsea Handler. This talk show will be a bit of a departure from the normal “all episodes at once” model of our other originals. Chelsea will premiere new episodes nightly, three nights per week, shortly after the show is recorded in front of a live audience and will incorporate stylistic elements from her well-received Netflix documentary series Chelsea Does4. We are excited to bring Chelsea Handler and this new show to our global platform that opens up our original content offering to include more topical programming that merges our already successful comedy and documentary efforts.

Our investment in original content for kids and families has helped make Netflix a destination for great creators of live action and animated television. Our original series were nominated for 33 Daytime Emmy nominations across 7 of our original shows, including All Hail King Julien, Project MC2 and Dragons: Race to The Edge. In Q2, we are releasing nine new seasons of original series for kids including Kong: King of The Apes and a re-boot of Voltron.

With our footprint now virtually global, Netflix is uniquely positioned to bring stories from all over the world to people all over the world. We’ve stepped up production of non-English language series following up on last year’s success of Club de Cuervos from Mexico and Narcos, which was filmed in Colombia in Spanish and English. Our first French series Marseille5, a political drama starring Gerard Depardieu, premieres globally on May 5, while our new Japanese original series Hibana6 premieres globally in June. We are also working on 3%7 in Brazil, Suburra8 in Italy, Dark9 in Germany, an as-yet-untitled period series in Spain, a second season of Club De Cuervos10 and our second Mexican original series, Ingobernable, starring Kate Del Castillo in Mexico, as well as our first fully global original Japanese anime series Perfect Bones11. These series help both to cement the popularity and relevance of Netflix in the territories where they originate and, in success, will reach a broad global audience.

We are investing about 5% of our cash content budget in original films. As we learn, we may spend beyond that, once we’ve established that new, fully-exclusive movies debuting on Netflix creates more consumer excitement and member viewing than the territory-by-territory licensing of nine-month-old “Pay One” movies that are also available on TVOD and DVD. Upcoming original films in the second half of 2016 include War Machine, a satirical comedy starring Brad Pitt and directed by David Michod, and Mascots, the latest ensemble comedy from Christopher Guest. Our 2017 lineup includes Bong Joon-Ho’s Okja, and Bright, an epic action film starring Will Smith and directed by David Ayer.

The release schedule for our announced upcoming original content can be found on our PR site12.

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3https://www.youtube.com/watch?v=3kKTFAEQgSY&feature=youtu.be
4http://www.rottentomatoes.com/tv/chelsea-does/
5https://www.youtube.com/watch?v=8WvqgV7-kSc&feature=youtu.be
6http://hibana-netflix.jp/
7http://variety.com/2015/tv/news/netflix-3-brazil-drama-series-cesar-charlone-1201556793/
8http://variety.com/2015/digital/global/netflix-to-produce-first-italian-original-show-mob-themed-suburra-with-cattleya-and-rai-1201610048/
9http://www.hollywoodreporter.com/news/netflix-confirms-first-german-series-869069
10https://www.netflix.com/title/80030346
11http://www.wired.co.uk/news/archive/2016-02/25/netflix-perfect-bones-new-original-anime
12https://media.netflix.com/en/

4

To highlight the expansion of our original content offering, we recently hosted an event in Paris for press and influencers from across Europe, the Middle East and Africa. Below is a photo of Kevin Spacey and Ted Sarandos, surrounded by our titles, before a large audience.

HOUSE of CARDS
KEVIN SPACEY
TED SARANDOS
@HouseofCards
#HouseofCards
NETFLIX
NARCOS
RIVER
JESSICA JONES
VIRUNGA
Master of None
MARCO POLO
SHADOWHUNTERS
SPECIAL CORRESPONDENTS
THE CROWN
ORANGE is the new BLACK
WINTER ON FIRE
UKRAINE'S FIGHT FOR FREEDOM
sense8
BLOODLINE
MARSEILLE
Grace and Frankie
JIMMY CARR
Fuller House
BEASTS OF NO NATION

Product

At Netflix, we strive to deliver the best video experience for our members and picture quality is an important element of this. In 2014, we began streaming in 4K with the debut of House of Cards Season 2. Today, we have one of the largest catalogues of 4K content available, with the number of 4K titles increasing 10x since inception. Not surprisingly, streaming of 4K content is growing as a share of total viewing.

We are also continuing to push the boundaries of visual impact and we're excited about High Dynamic Range (HDR). While 4K offers more pixels, HDR provides greater depth with brighter highlights and a wider color range. Today, you can experience HDR on Netflix with Season One of Marco Polo, if you have an HDR-enabled TV and subscribe to our 4-screen UHD plan. We are expanding our HDR content catalogue rapidly.

It wasn't too long ago that online video was associated with grainy images and constant buffering. But today, the Internet, not cable or broadcast distribution, is actually home to the cutting edge of video quality and it will only get better from here as Internet TV replaces linear television.

We started rolling out new and more efficient encodes during Q1, offering either 20% savings in data, or a commensurate increase in quality, depending on whether a consumer is bandwidth-limited or not. This will be reflected in our ISP speed index reports as a small reduction in average bitrate across all ISPs, but most of the value is realized in improved quality for our customers. We are now turning our attention to mobile-specific encodes, with a desire to deliver better video at lower bandwidth to these devices, which are increasingly important in our newest markets.

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Partnerships

Similar to our content portfolio, our partnerships have expanded in scope over the years, growing in importance with the launch of our service across the world. Originally focused on consumer electronics device integration, Netflix partnerships now span a wide array of relationships with pay TV and mobile operators, Internet service providers, mobile device and set top box manufacturers, and brick and mortar retailers (gift cards).

We integrate Netflix to make it easier for members to sign up, access and pay for the service. In addition, our partners benefit through customer acquisition, the opportunity to upsell higher value packages of speed/data/content, lower churn and increases in brand affinity. Recently, Canadian operator Telus said:

"Nearly half of Optik TV customers are also Netflix subscribers. Making Netflix available was a simple but powerful innovation to make our customers’ entertainment experience better, and far easier. Not only has this driven deeper engagement with our Optik customers who have Netflix, these same customers are actually consuming more content on Optik, including more on demand content, than ever before.”

As Internet TV grows, it is exciting to be a part of a vibrant ecosystem driving innovation and value for consumers all over the world.
Competition

If you think about your last 30 days, and analyze the evenings you did not watch Netflix, you can understand how broad our competition really is. Whether you played video games, surfed the web, watched a DVD, TVOD, or linear TV, wandered through YouTube, read a book, streamed Hulu or Amazon, or pirated content (hopefully not), you can see the market for relaxation time and disposable income is huge, and we are but a little boat in a vast sea. For example, while we’ve grown from zero to 47 million members in the USA, HBO has also grown, which shows how large the entertainment market is. We earn a tiny fraction of consumers’ time and money, and have lots of opportunity ahead to win more of your evenings away from all those other activities if we can keep improving.
Free Cash Flow and Capital Structure

At the end of Q1, we had cash and equivalents totaling $2.1 billion. In Q1, free cash flow was -$261 million, compared with -$276 million in Q4 ‘15. As we have written in the past, our investment in original programming (particularly owned content) is more cash intensive upfront, resulting in a timing-driven gap between net income and free cash flow. We currently have $2.4 billion of long term debt. With our low debt to enterprise value of 5%, our plan is to raise additional capital through the high yield market later in 2016 or in early 2017. Given the attractiveness of our business model in a growth area relative to other large cap companies, as well as our low debt to EV ratio, investors view our bonds as quite secure; they trade13 better than the BB index, despite our single B credit rating, (but not yet as well as media firms like Viacom14 or Discovery15). Over time, the ratings agencies may catch up to the buyside in their views of the credit risk for Netflix.

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13http://finra-markets.morningstar.com/BondCenter/BondDetail.jsp?ticker=C647295&symbol=NFLX4335215
14http://finra-markets.morningstar.com/BondCenter/BondDetail.jsp?ticker=C608109&symbol=VIA4104368
15http://finra-markets.morningstar.com/BondCenter/BondDetail.jsp?ticker=C648885&symbol=DISC4343141

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DVD

Our DVD service ended Q1 with 4.7M members and $72M in contribution profit.

Reference
For quick reference, our eight most recent investor letters are: January, 201616, October 201517, July 201518, April 201519, January 201520, October 201421, July 201422, April 201423.

Also, investors may want to read our Long Term View24 document as we make small changes in most quarters.
April 18th 2pm PT Earnings Interview

Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 2:00 p.m. Pacific Time at youtube.com/netflixir. The discussion will be moderated by Ben Swinburne, Morgan Stanley and and Peter Kafka, Re/code. Questions that investors would like to see asked should be sent to benjamin.swinburne@morganstanley.com or peter@recode.net.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 809-5360	310 734-2958

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16http://files.shareholder.com/downloads/NFLX/1481171463x0x870685/C6213FF9-5498-4084-A0FF-74363CEE35A1/Q4_15_Letter_to_Shareholders_-_COMBINED.pdf
17http://files.shareholder.com/downloads/NFLX/4124769775x7871834x854558/9B28F30F-BF2F-4C5D-AAFF-AA9AA8F4779D/FINAL_Q3_15_Letter_to_Shareholders_With_Tables_.pdf
18http://files.shareholder.com/downloads/NFLX/4124769775x7871834x839404/C3CE9EE2-C8F3-40A1-AC9A-FFE0AFA20B21/FINAL_Q2_15_Letter_to_Shareholders_With_Tables_.pdf
19http://files.shareholder.com/downloads/NFLX/4124769775x7871834x821407/DB785B50-90FE-44DA-9F5B-37DBF0DCD0E1/Q1_15_Earnings_Letter_final_tables.pdf
20http://files.shareholder.com/downloads/NFLX/4124769775x7871834x804108/043a3015-36ec-49b9-907c-27960f1a7e57/Q4_14_Letter_to_shareholders.pdf
21http://files.shareholder.com/downloads/NFLX/3754169286x0x786677/6974d8e9-5cb3-4009-97b1-9d4a5953a6a5/Q3_14_Letter_to_shareholders.pdf
22http://files.shareholder.com/downloads/NFLX/3527949458x0x769748/9b21df7f-743c-4f0f-94da-9f13e384a3d2/July2014EarningsLetter_7.21.14_final.pdf
23http://files.shareholder.com/downloads/NFLX/3337146746x0x745654/fb5aaae0-b991-4e76-863c-3b859c8dece8/Q114%20Earnings%20Letter%204.21.14%20final.pdf
24http://ir.netflix.com/long-term-view.cfm

7

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of net income on a pro forma basis excluding the release of tax reserves, and to free cash flow and EBITDA. Management believes that the non-GAAP measure of net income on a pro forma basis excluding the release of tax reserves provides useful information as this measure excludes effects that are not indicative of our core operating results. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding investments in international markets; localization of our service; expansion to China and the financial impact of such expansion; end of grandfathered pricing and its impact on churn and ARPU; price change process; content spending; future content offerings; original content strategy; product developments such as HDR content and encode efficiency improvements; future capital raises and timing of such raises; member growth domestically and internationally, including net, total and paid; revenue; contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 28, 2016. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

8

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues	$1,957,736	$1,823,333	$1,573,129
Cost of revenues	1,369,540	1,249,365	1,046,401
Marketing	208,010	224,173	194,677
Technology and development	203,508	180,859	143,106
General and administrative	127,225	109,042	91,489
Operating income	49,453	59,894	97,456
Other income (expense):
Interest expense	(35,537)	(35,429)	(26,737)
Interest and other income (expense)	25,963	(3,734)	(32,293)
Income before income taxes	39,879	20,731	38,426
Provision (benefit) for income taxes	12,221	(22,447)	14,730
Net income	$27,658	$43,178	$23,696
Earnings per share:
Basic	$0.06	$0.10	$0.06
Diluted	$0.06	$0.10	$0.05
Weighted-average common shares outstanding:
Basic	428,117	427,668	423,624
Diluted	437,993	438,257	433,809

9

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,605,244	$1,809,330
Short-term investments	467,227	501,385
Current content assets, net	3,258,641	2,905,998
Other current assets	212,724	215,127
Total current assets	5,543,836	5,431,840
Non-current content assets, net	5,260,160	4,312,817
Property and equipment, net	166,254	173,412
Other non-current assets	292,024	284,802
Total assets	$11,262,274	$10,202,871
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$3,145,861	$2,789,023
Accounts payable	231,914	253,491
Accrued expenses	181,634	140,389
Deferred revenue	374,223	346,721
Total current liabilities	3,933,632	3,529,624
Non-current content liabilities	2,586,098	2,026,360
Long-term debt	2,372,218	2,371,362
Other non-current liabilities	53,093	52,099
Total liabilities	8,945,041	7,979,445
Stockholders' equity:
Common stock	1,382,051	1,324,809
Accumulated other comprehensive loss	(34,401)	(43,308)
Retained earnings	969,583	941,925
Total stockholders' equity	2,317,233	2,223,426
Total liabilities and stockholders' equity	$11,262,274	$10,202,871

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Cash flows from operating activities:
Net income	$27,658	$43,178	$23,696
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,316,599)	(1,550,326)	(1,640,217)
Change in streaming content liabilities	905,723	240,250	626,325
Amortization of streaming content assets	1,058,521	961,861	749,518
Amortization of DVD content assets	20,441	18,793	21,185
Depreciation and amortization of property, equipment and intangibles	14,798	15,488	15,167
Stock-based compensation expense	42,422	35,860	27,441
Excess tax benefits from stock-based compensation	(11,316)	25,683	(29,001)
Other non-cash items	12,757	7,774	6,306
Deferred taxes	(16,603)	12,036	(37,042)
Changes in operating assets and liabilities:
Other current assets	14,308	(62,755)	51,401
Accounts payable	(19,898)	49,031	(10,625)
Accrued expenses	41,232	(39,619)	35,922
Deferred revenue	27,502	16,982	10,754
Other non-current assets and liabilities	(29,536)	(18,981)	21,788
Net cash used in operating activities	(228,590)	(244,745)	(127,382)
Cash flows from investing activities:
Acquisition of DVD content assets	(23,207)	(20,799)	(22,906)
Purchases of property and equipment	(8,425)	(12,854)	(13,036)
Change in other assets	(356)	2,262	225
Purchases of short-term investments	(34,962)	(146,582)	(90,940)
Proceeds from sale of short-term investments	8,188	114,832	51,948
Proceeds from maturities of short-term investments	63,025	22,580	31,887
Net cash provided by (used in) investing activities	4,263	(40,561)	(42,822)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,536	8,171	10,916
Proceeds from issuance of debt	—	—	1,500,000
Issuance costs	—	—	(17,232)
Excess tax benefits from stock-based compensation	11,316	(25,683)	29,001
Other financing activities	55	54	(251)
Net cash provided by (used in) financing activities	14,907	(17,458)	1,522,434
Effect of exchange rate changes on cash and cash equivalents	5,334	(3,343)	(11,061)
Net (decrease) increase in cash and cash equivalents	(204,086)	(306,107)	1,341,169
Cash and cash equivalents, beginning of period	1,809,330	2,115,437	1,113,608
Cash and cash equivalents, end of period	$1,605,244	$1,809,330	$2,454,777

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(228,590)	$(244,745)	$(127,382)
Acquisition of DVD content assets	(23,207)	(20,799)	(22,906)
Purchases of property and equipment	(8,425)	(12,854)	(13,036)
Change in other assets	(356)	2,262	225
Non-GAAP free cash flow	$(260,578)	$(276,136)	$(163,099)

NOTE - Certain prior year amounts have been reclassified to conform to the current year presentation.

11

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Domestic Streaming
Total memberships at end of period	46,967	44,738	41,397
Paid memberships at end of period	45,714	43,401	40,315

Revenues	$1,161,241	$1,105,933	$984,532
Cost of revenues	666,546	647,059	582,529
Marketing	81,942	79,833	89,551
Contribution profit	412,753	379,041	312,452

International Streaming
Total memberships at end of period	34,533	30,024	20,877
Paid memberships at end of period	31,993	27,438	19,304

Revenues	$651,748	$566,405	$415,397
Cost of revenues	629,899	530,880	375,278
Marketing	126,068	144,340	105,126
Contribution profit (loss)	(104,219)	(108,815)	(65,007)

Domestic DVD
Total memberships at end of period	4,741	4,904	5,564
Paid memberships at end of period	4,647	4,787	5,470

Revenues	$144,747	$150,995	$173,200
Cost of revenues	73,095	71,426	88,594
Contribution profit	71,652	79,569	84,606

Consolidated

Revenues	$1,957,736	$1,823,333	$1,573,129
Cost of revenues	1,369,540	1,249,365	1,046,401
Marketing	208,010	224,173	194,677
Contribution profit	380,186	349,795	332,051
Other operating expenses	330,733	289,901	234,595
Operating income	49,453	59,894	97,456
Other income (expense)	(9,574)	(39,163)	(59,030)
Provision (benefit) for income taxes	12,221	(22,447)	14,730
Net income	$27,658	$43,178	$23,696

12

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$23,696	$26,335	$29,432	$43,178	$27,658
Add:
Interest and other (income) expense	59,030	34,345	31,403	39,163	9,574
Provision (benefit) for income taxes	14,730	14,155	12,806	(22,447)	12,221
Depreciation and amortization of property, equipment and intangibles	15,167	15,581	16,047	15,488	14,798
Stock-based compensation expense	27,441	28,590	32,834	35,860	42,422
Adjusted EBITDA	$140,064	$119,006	$122,522	$111,242	$106,673

Three Months Ended
December 31, 2015
Non-GAAP net income reconciliation:
GAAP net income	$43,178
Less: Release of tax accrual	(13,438)
Non-GAAP net income	$29,740
Non-GAAP earnings per share:
Basic	0.07
Diluted	0.07
Weighted-average common shares outstanding:
Basic	427,668
Diluted	438,257

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